UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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INTERNATIONAL GAME TECHNOLOGY

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International Game Technology

ANNUAL MEETING - Tuesday, March 5, 2013

Our Recommendation

We recommend a vote for all of the incumbent directors of International Game Technology (“IGT” or the “Company”) in its proxy contest against Ader Investment Management.

The current board of directors of IGT (the “Board”) comprises highly qualified directors who have driven significant operational and financial improvement and enhanced the Company’s corporate governance.

We further believe that Mr. Daniel Silvers, the only dissident candidate on the gold card to receive a “FOR” recommendation from ISS and Glass Lewis, lacks relevant experience, particularly when compared to the significant senior leadership and board experience of the IGT directors.

IMPORTANT NOTE: If you use the Ader Group’s GOLD proxy card you will not be able to vote for IGT nominees Paget Alves, David Roberson or Vincent Sadusky.

The Board and Management Team Are Shaping IGT’s Future

•	IGT is a global leader in casino gaming entertainment and a first mover in translating casino player experiences to social, mobile and interactive environments for regulated markets around the world.

•	In January 2009, Mr. Philip G. Satre joined the IGT Board, and has served as independent Chairman since December 2009. Mr. Satre, the Chair of the Nominating and Corporate Governance Committee and a member of the Capital Deployment and Compliance Committees, spent 25 years at Harrah’s Entertainment in a variety of roles including General Counsel, CEO and President and Chairman of the Board.

•	On April 1, 2009, IGT appointed Ms. Patti Hart as CEO to replace Mr. T.J. Matthews, the former IGT CEO whose failed strategies wiped out over $6.6 billion, or 70%, of IGT’s market capitalization.

•	Under the oversight of this Board, Ms. Hart and the new IGT management team have implemented a comprehensive, forward-looking strategy that has significantly improved the Company’s performance.

•	Further, since 2008, IGT’s Board has sought out and recruited six new Board members, resulting in a Board of eight highly qualified directors whose strategy and oversight has improved the operational performance of the Company, as evidenced by its total shareholder return and increases in revenue and ship share (a common industry measure of market share), as well as its financial performance, including consistent growth in adjusted operating income and adjusted earnings per share (“EPS”) from continuing operations.[1]

1 Adjusted operating income and adjusted earnings per share from continuing operations are non-GAAP financial measures; reconciliations of non-GAAP to GAAP measures are included at the end of this document.

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The Board and new management team have been the instrument of positive change at IGT in a tough overall gaming market.

IGT’s Strategy is Delivering Strong Financial Performance

•	ISS’s analysis is flawed because it fails to recognize that the management and Board have successfully implemented their strategy of focusing on the core business while investing in adjacent opportunities, such as Double Down, and controlling costs, as evidenced by removing approximately $37 million in North American SG&A from 2009 to 2012, an annual reduction of 12%.

•	ISS’s report fails to mention IGT’s improved ship share, which has grown from 34% in 2009 to 37% in 2012E.[2]

•	ISS chose to analyze changes in various operating metrics using 2007 as a starting point, a year which predates this management team and the vast majority of the Board and which also represented a generational peak in one of the greatest expansions in US economic history.

•	ISS’s analysis included a review of IGT’s performance over a 5-year time period, which pre-dates the current Board and management team. It is most appropriate to judge the impact the Board and current management team have had on IGT’s performance after Mr. Satre joined the Board and Ms. Hart took on her role as CEO.

•	From April 1, 2009, through February 20, 2013, IGT’s share price, after adjusting for dividends, has increased by 84% and outperformed the peer group median of 80%.[3]

Examining operational metrics as presented by ISS from 2009 reflects how the current management and Board have performed:

	2009	2010	2011	2012	CAGR
Total Revenue	$2,019	$1,917	$1,957	$2,151	2.1%
Game Operations	1,144	1,044	1,037	1,040	(3.1%)
Product Sales	875	843	884	967	3.4%
Interactive	0	30	37	144	119.1%
Gross Profit	1,114	1,087	1,138	1,243	3.7%
CapEx	257	240	205	209	(6.7%)
Basic EPS	0.51	0.74	0.97	0.86	19.0%
Key Ratios					Total Change
Gross Margin	55.2%	56.7%	58.2%	57.8%	2.6 ppt
Operating Margin	16.5%	22.2%	25.8%	19.6%	3.1 ppt
Return on Equity	15.1%	19.1%	21.8%	18.9%	3.8 ppt

IGT Has Implemented a Prudent Capital Allocation Strategy

•	The Company’s management and Board have demonstrated a prudent capital investment strategy to strengthen the future operations of the company and drive long term value for the shareholders.

•	Over the last three years, IGT has returned more than $860 million of capital to shareholders.

•	In fiscal 2012 alone, IGT returned $546 million in cash to shareholders, and an additional $600 million remains available under the Company’s current share repurchase authorization.

2 Roth Capital Partners as of December 5, 2012

3 Peer group includes BYI, WMS, SHFL, ASX:ALL, and SGMS.

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o	Since the Company announced its accelerated share repurchase in June 2012, IGT has repurchased 30 million shares of common stock at an average price of $13.22 per share, a discount of more than 18% to the closing stock price on February 20, 2013.

•	Over this same period, IGT has invested nearly $800 million in Research and Development, the largest such investment in the industry, and strategically deployed $750 million in capital to enhance its core electronic gaming machine business.

•	IGT has also strategically invested $350 million for growth in new businesses and markets.

•	The IGT management and Board have prioritized a return of excess capital to shareholders and will continue to do so in the future.

This Board Has Significantly Enhanced Corporate Governance at IGT

•	Today, the Company’s shareholder friendly corporate governance profile includes:

o	an annually elected Board where the Chairman and CEO roles are separated,

o	the ability for shareholders to act by written consent,

o	no shareholder rights plan,

o	no authorization to issue blank-check preferred stock,

o	an independent Chairman,

o	87.5% of directors are independent, and

o	shareholders may call special meetings.

•	Casino Journal recently published an evaluation by HVS Executive Search of corporate governance practices at public gaming companies. That evaluation, recognizing the effectiveness of the Board’s practices, ranked IGT’s Board of Directors second out of 32 gaming companies for board performance in 2012.

•	Additionally, IGT does not, as has been implied by Ader Investment Management, have directors with interlocking relationships.

•	In both 2011 and 2012, after consulting with numerous stakeholders, IGT’s Compensation Committee, including Paget Alves, made sweeping changes to align the company’s compensation philosophy and, in particular, executive compensation with industry best practices.

•	Based on these changes, both ISS and Glass Lewis have recommended a vote “FOR” IGT’s 2013 Advisory Vote to Approve the Named Executive Officers’ Compensation (more commonly known as a “Say-on-Pay” vote).

IGT has Provided Extraordinary Access to the Ader Group

•	Contrary to Mr. Ader’s claims, IGT has provided extraordinary access and ample opportunity for the Ader Group to share its views with the Company’s directors and officers and to make specific recommendations.

•	There have been over 35 exchanges between the Company and the Ader Group since August of 2012.

•	In its meetings with the Ader Group, IGT has repeatedly asked for strategic recommendations. To date, the Ader Group has offered no specific plan for IGT.

•	Although the Ader Group’s ISS presentation asserts that the Ader Group has a plan to deliver improved results, these claims are not substantiated by actionable operational initiatives. Instead, the Ader Group has offered only vague goals such as “Improve Gaming Operations Mix and Market Share,” “Position IGT for Domestic Replacement Cycle Uptick” and “Rationalize manufacturing overhead through process improvement.”

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IGT’s Board Will Continue to Drive Value and Clearly Has Been the Instrument of Change At IGT

•	As noted above, IGT’s Board has recently refreshed itself and there is no need to add Mr. Silvers just for the sake of change.

•	The IGT director nominees bring extensive experience in fields that include gaming, the financial sector, consumer sales and marketing, technology and compliance.

•	In addition, the IGT Board is diverse in terms of both race and gender and has evaluated and nominated candidates thoughtfully based on individual experience and the incremental value each candidate would contribute to the Board.

Paget L. Alves

Mr. Alves has served on IGT’s Board since January 2010 and is the Chair of the Capital Deployment Committee and a member of the Compensation Committee. Mr. Alves has served as Chief Sales Officer of Sprint Nextel Corporation, a wireless and wireline communications services provider with a market capitalization of $17.4 billion4, since January 2012 after serving as President of the Business Markets Group and holding various other positions including President, Sales and Distribution; President, South Region; Senior Vice President, Enterprise Markets; and President, Strategic Markets.

Between 2000 and 2003, Mr. Alves served as President and Chief Executive Officer of PointOne Telecommunications Inc., and President and Chief Operating Officer of Centennial Communications.

Mr. Alves previously served on the boards of directors of GTECH Holdings Corporation, a gaming technology and services company (2005–2006) and Herman Miller, Inc. (2008–2010).

Mr. Alves’ extensive management experience in technology companies and corporate governance experience through service on other boards, including the board of another gaming company, is very valuable to the Board.

David E. Roberson

Mr. Roberson has served on IGT’s Board since December 2008 and is a member of the Audit Committee and the Compensation Committee. Mr. Roberson has been a private investor since 2011. From 2007 to 2011, Mr. Roberson served as Senior Vice President in the Enterprise Server Storage & Networking Division of Hewlett-Packard Company, a global technology company with a market capitalization of $32.6 billion.

Between 1981 and 2007, Mr. Roberson held various management positions with Hitachi Data Systems Corporation, including President and Chief Executive Officer, President and Chief Operating Officer. Mr. Roberson has valuable corporate governance experience, currently serving on the boards of directors of Quantum Corp., TransLattice Inc. and RagingWire Enterprise Solutions Inc.

Mr. Roberson previously served on the board of directors of Spansion Inc. (2005–2008).

4 As of February 20, 2013. Source: Capital IQ.

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Mr. Roberson, who is an audit committee financial expert, brings an understanding of the operational and financial aspects of IGT’s business to the Board as well as considerable corporate governance experience through service on other public company boards.

Vincent L. Sadusky

Mr. Sadusky has served on IGT’s Board since July 2010 and is the Chair of the Audit Committee and a member of the Capital Deployment Committee. Mr. Sadusky has served as President and Chief Executive Officer of LIN TV Corp., a local television and digital media company with a market capitalization of $651.4 million5, since 2006 and was previously Chief Financial Officer.

Prior to joining LIN TV Corp. Mr. Sadusky held several management positions, including Chief Financial Officer and Treasurer, at Telemundo Communications, Inc. from 1994 to 2004, and performing attestation and consulting services with Ernst & Young, LLP. Mr. Sadusky currently serves on the boards of directors of LIN TV Corp., Open Mobile Video Coalition, to which he was elected President in 2011, and NBC Affiliates, to which he was elected Treasurer in 2012.

Mr. Sadusky formerly served on the boards of directors of JVB Financial Group, LLC (2001–2011) and Maximum Service Television, Inc. (2006–2011).

Mr. Sadusky, who is an audit committee financial expert, brings significant knowledge and experience in the media industry to the Board and his tenure as a chief executive officer of a public company makes him a valuable advisor to the IGT management team.

Given their significant management and board experience at large public companies, inclusion of two audit committee financial experts, and breadth of experience across relevant industries to IGT’s increasingly diverse business pursuits, we strongly endorse these candidates and believe all to be more qualified than Mr. Silvers. The only way to vote for all the IGT directors is by voting the white proxy card.

Mr. Silvers Does Not Bring Incremental Skills to the Board

We disagree strongly with ISS and Glass Lewis’s recommendation to vote for Mr. Silvers.

•	Elections are about choice, and the Ader Group candidates must be compared to IGT’s existing board members.
•	Mr. Silvers has less than five total years of experience as a board member, including less than three years at India Hospitality Corp, a UK-listed, India-based company with a peak market capitalization of $161 million. When Mr. Silvers joined in December of 2010, the stock price was $0.98. Over his tenure, the stock declined to $0.09, or -90%, before being delisted in March of 2012.
•	Mr. Silvers also served on the board of Universal Health Services, Inc. for two years. Mr. Silvers departed without providing shareholders with any explanation for why he did not stand for reelection.

5 As of February 20, 2013. Source: Capital IQ.

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•	Though Mr. Silvers has been positioned as a gaming industry expert, in fact, he has no executive management experience other than serving under the direction and supervision of Mr. Ader at small companies outside the gaming industry.

	Most Recent		Founder /
Company	Available Period	Revenue ($ mm)	Chairman
Ader Investment Management	2010	$3.2	Jason Ader
HCCP Manager	(no public data available)		Jason Ader
Western Liberty Bancorp	LTM 6/30/12	3.5	Jason Ader
India Hospitality Corp.	LTM 9/30/11	9.0	Jason Ader

•	It appears that Mr. Silvers’ most relevant experience consists of being an equity research analyst at Bear Stearns and serving as President of a small private hedge fund controlled by Mr. Ader.
•	It is clear that Mr. Silvers has no relevant operating or management experience in the gaming industry and his financial experience does not supersede that of the well-qualified financial experts already on the Board.

Mr. Silvers’ Personal Ownership is Minimal, With the Majority of the Group’s Shares Owned by Mr. Mathewson and a Private Investor

•	Although Mr. Silvers and his controlling partner, Mr. Ader, report beneficial ownership of 8,053,890 shares, over 74% of these shares are owned by Mr. Richard H. Pickup, a private investor whose goals and interests have not been disclosed, and another 13% are owned by Mr. Charles N. Mathewson, the former CEO of IGT whom ISS recommended shareholders should reject.
•	Ader Investment Management owns only 1,235,807 shares of IGT stock, representing approximately 0.5% of the Company. Mr. Silvers personally owns 43,423 shares of IGT stock, representing only 0.016% of the Company.

Conclusion and Recommendation

Based on IGT’s significant four year turnaround, strong operational performance and effective corporate governance, as well as the strength of IGT’s incumbent nominees and Mr. Silvers’ lack of relevant and incremental experience, we recommend voting on the white proxy card for all of IGT’s director nominees.

If you have questions or need assistance voting your shares, please contact:

IGT

Matt Moyer, Investor Relations: (702) 669-6451 / 866-296-4232, matt.moyer@IGT.com

OR

MacKenzie Partners, Inc.

Dan Burch: (212) 929-5748 (o), (646)-791-2594 (c), dburch@mackenziepartners.com

Larry Dennedy: (212) 929-5239 (o), (917)-658-2478 (c), ldennedy@mackenziepartners.com

Laurie Connell: (212) 378-7071 (o), (917)-583-4664 (c), lconnell@mackenziepartners.com

proxy@mackenziepartners.com

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APPENDIX: ADDITIONAL IGT DIRECTOR BIOGRAPHIES

Janice D. Chaffin

Ms. Chaffin has served on our Board since September 2010 and is a member of the Audit Committee. Ms. Chaffin has been Group President, Consumer Business Unit for Symantec Corporation, a provider of security, storage and systems management solutions (“Symantec”), since 2007. Prior to her current position, she served as Symantec’s Executive Vice President and Chief Marketing Officer from 2006 to 2007, and its Senior Vice President and Chief Marketing Officer from 2003 to 2006. Prior to that, Ms. Chaffin spent over twenty years at Hewlett−Packard Company, a global technology company, in significant management and marketing leadership positions. Ms. Chaffin currently serves on the board of visitors at the UCLA Anderson School of Management, the board of trustees of the Montalvo Arts Center, and is a member of the advisory council of Illuminate Ventures. Ms. Chaffin previously served on the board of directors Informatica Corporation (2001−2008), the duration of which she served on either the audit committee or the compensation committee. Ms. Chaffin graduated summa cum laude from the University of California, San Diego, where she earned a Bachelor of Arts in Political Science, and graduated as an Edward W. Carter Fellow from the University of California, Los Angeles, where she earned a Master of Business Administration. Our Board believes that Ms. Chaffin’s experience as an accomplished business leader and her global experience will be valuable to the Board in assisting with strategy setting of the Company.

Greg Creed

Mr. Creed has served on our Board since September 2010 and is the Chair of the Compensation Committee and a member of Nominating and Corporate Governance Committee. Mr. Creed has served as the Chief Executive Officer of Taco Bell Corporation (“Taco Bell”), a subsidiary of Yum! Brands, Inc., an operator of quick service restaurants, since February 2011, after serving as President and Chief Concept Officer from 2006 to 2011. Prior to that, he held various management positions within the organization, including Chief Operating Officer, Yum! Brands, Inc., from 2005 to 2006; Chief Marketing Officer, Taco Bell, from 2001 to 2005; and Chief Marketing Officer, YUM Restaurants International, from 1994 to 2001. Mr. Creed currently serves on the board of directors of Taco Bell Foundation and Fight 2 Win Foundation and on the board of visitors at UCLA Anderson School of Management. Mr. Creed earned a Bachelor of Business (Management) with an emphasis in Marketing from the Queensland University of Technology. Our Board believes that Mr. Creed’s expertise in branding and marketing will be valuable to the board of directors as the Company moves to a market−led model.

Patti S. Hart

Ms. Hart has served as Chief Executive Officer of the Company since April 2009 and has served on the Company’s Board since June 2006. Ms. Hart also served as President of the Company from April 2009 until July 2011. Prior to joining the Company, Ms. Hart served as the Chairman and Chief Executive Officer of each of Pinnacle Systems Inc. from 2004 to 2005, Excite@Home Inc. from 2001 to 2002, and Telocity Inc. from 1999 to 2001. Ms. Hart also held various positions at Sprint Corporation (now Sprint Nextel), including President and Chief Operating Officer, Long Distance Division, where she gained extensive leadership and management experience. Ms. Hart also has valuable corporate governance experience having served on numerous public company boards, including Yahoo! Inc. (2010−2012), LIN TV Corp. (2006−2009), Spansion Inc.

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(2005−2008), and Korn/Ferry International Inc. (2000−2009). She currently serves on the board of the American Gaming Association which enables her to offer valuable insights into gaming industry trends and issues. Ms. Hart earned a Bachelor of Science degree in Business Administration with an emphasis in Marketing and Economics from Illinois State University. Our Board believes that Ms. Hart’s significant experience as a chief executive officer at other technology companies, coupled with her global expertise from service on other public company boards, are invaluable to the Board in setting direction and strategy for the Company.

Robert J. Miller

Mr. Miller has served on our Board since January 2000 and is the Chair of the Compliance Committee and a member of the Nominating and Corporate Governance Committee. Since June 2010, Mr. Miller has served as a principal of Robert J. Miller Consulting, a consulting firm that provides assistance in establishing relationships with and building partnerships between private and government entities on the local, state, national and international level. Mr. Miller has also served as a Senior Advisor of Dutko Worldwide, a multi−disciplinary government affairs and strategy management firm, since June 2010, and he was a principal from July 2005 to June 2010. Mr. Miller was a partner at the Jones Vargas law firm from 1999 to 2005. From January 1989 until January 1999, Mr. Miller served as Governor of the State of Nevada, and, from 1987 to 1989, he served as Lieutenant Governor of the State of Nevada. Mr. Miller has served on the board of directors of Wynn Resorts, Limited, a developer, owner and operator of destination casino resorts, since 2002. In addition, Mr. Miller serves on the advisory board of the National Center for Missing and Exploited Children. Mr. Miller previously served on the board of directors of Newmont Mining Corporation (1999−2010) and Zenith National Insurance Corporation (1999−2010). Mr. Miller earned a Political Science degree from Santa Clara University and a Juris Doctor from Loyola Law School, Los Angeles. Our Board believes that Mr. Miller, who has significant experience in the gaming industry, including more than 10 years of service on the Board, and significant experience in governmental affairs, having served multiple terms as the Governor of Nevada, brings a unique and valuable perspective to the Board.

Philip G. Satre

Mr. Satre has served on our Board since January 2009, and has served as independent Chairman since December 2009. Mr. Satre is the Chair of the Nominating and Corporate Governance Committee and a member of the Capital Deployment Committee and the Compliance Committee. Mr. Satre has been a private investor since 2005. Mr. Satre has extensive gaming industry experience having served on the board of directors of Harrah’s Entertainment, Inc. (now Caesars Entertainment Corporation), a provider of branded casino entertainment (“Harrah’s”), from 1988 to 2005 and as Chairman from 1997 to 2005. Between 1980 and 2002, Mr. Satre held various executive management positions at Harrah’s, including Chief Executive Officer, President and Chief Executive Officer of Harrah’s gaming division and Vice President, General Counsel and Secretary. Mr. Satre currently serves on the board of directors of NV Energy, Inc. (Chairman), Nordstrom, Inc., National Center for Responsible Gaming and National World War II Museum. Mr. Satre previously served on the board of directors of Rite Aid Corporation (2005−2011) and the Stanford University Board of Trustees (2005−2010). Mr. Satre holds a Bachelor of Arts degree in Psychology from Stanford University and a Juris Doctor from the University of California at Davis. Our Board believes that Mr. Satre’s experience as a business leader with significant experience in the gaming industry, including as Chairman and Chief Executive Officer at Harrah’s Entertainment, Inc., and his corporate governance expertise from service on other public company boards, make him uniquely qualified to serve as the independent Chairman of the Board.

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Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties. These statements include our expected future financial and operational performance and our strategic and operational plans. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the results predicted, and reported results should not be considered an indication of future performance. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following:, general economic conditions and changes in economic conditions affecting the gaming industry; new or changing laws or regulations or new interpretations of existing laws or regulations affecting our business; difficulties or delays in obtaining or maintaining necessary licenses or approvals; slow growth in the number of new gaming jurisdictions or new casinos or the rate of replacement of existing gaming machines; changes in operator or player preferences for our products; our ability to compete in the gaming industry with new or existing competitors; our ability to develop and introduce new products and their acceptance by our customers; risks related to our international operations; our ability to protect our intellectual property; adverse results of litigation, including intellectual property infringement claims; risks related to business combinations, investments in intellectual property and the integration of acquisitions; business disruptions, costs; future developments or changes affecting online gaming or social casino-style gaming, which is a new and evolving industry; and future events related to the proxy contest initiated by the insurgent group. A further list and description of these and other risks, uncertainties and other matters can be found in our annual report and other reports filed with the Securities and Exchange Commission, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal 2012 filed with the SEC on November 28, 2012 and our Quarterly Report on Form 10-Q for the fiscal quarter ended December 29, 2012 filed with the SEC on February 6, 2013 and available on the SEC website at www.sec.gov and on the investor relations section of our website at www.IGT.com. All information provided in this document is as of the date hereof, and IGT does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances.

Important Additional Information

International Game Technology (“IGT”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from IGT stockholders in connection with the matters to be considered at IGT’s 2013 annual meeting of stockholders. IGT has filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from IGT stockholders. IGT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of IGT’s directors and executive officers in IGT stock, restricted stock units and stock options is included in their SEC filings on Forms 3, 4 and 5, which can be found at IGT’s website (www.igt.com) in the section “Investor Relations.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with IGT’s 2013 annual meeting of stockholders. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by IGT with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at IGT’s website at www.igt.com or by writing to IGT at 6355 South Buffalo Drive, Las Vegas, Nevada 89113, Attn: Corporate Secretary.

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Presentation and Reconciliation of Non-GAAP Measures to GAAP

Year Ended September 30, 2012
	Continuing Operations
	Operating Income	Net Earnings(a)	Diluted EPS

GAAP Measures	$421.7	$249.7	$0.86
% of Revenue	20%
Acquisition related charges: (b)
Contingent retention & earn-out	69.1	44.1	0.15

Amortization of intangibles	19.1	12.2	0.04

Professional fees	5.8	3.7	0.01

Impairment and restructuring:
Patents (Walker Digital)	14.6	9.3	0.03

Notes (Alabama)	12.8	8.1	0.03

Entraction reorganization	15.1	(29.6)	(0.10)

Distributor settlement	3.1	2.0	0.01

Severance	2.5	1.6	0.01

Total non-GAAP adjustments	142.1	51.4	0.18
Adjusted Measures	$563.8	$301.1	$1.04
% of Revenue	26%

(a)	Adjustments tax effected at 37%, except Entraction impairment included tax benefit of $44.7 million
(b)	Primarily related to DoubleDown
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Year Ended September 30, 2011
	Continuing Operations
	Operating Income	Net Earnings(a)	Diluted EPS

GAAP Measures	$504.9	$292.3	$0.97
% of Revenue	26%

IP Usage settlements	4.8	3.0	0.01

Impairment	15.8	10.0	0.03

Investment gain	—	(4.3)	(0.01)

Certain discrete tax items (benefits)	—	(22.1)	(0.07)

Total non-GAAP adjustments	20.6	(13.4)	(0.04)
Adjusted Measures	$525.5	$278.9	$0.93
% of Revenue	27%

(a)	Adjustments tax effected at 36%

Year Ended September 30, 2010
	Continuing Operations
	Operating Income	Net Earnings(a)	Diluted EPS

GAAP Measures	$424.8	$219.6	$0.73
% of Revenue	22%

Impairment and restructuring	68.4	42.6	0.15

Investment loss (no tax benefit)	—	19.9	0.07

Debt refinancing charges	—	2.5	0.01

Certain discrete tax items (benefits)	—	(36.7)	(0.12)

Total non-GAAP adjustments	68.4	28.3	0.11
Adjusted Measures	$493.2	$247.9	$0.84
% of Revenue	26%

(a)	Adjustments tax effected at 38%
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Year Ended September 30, 2009
	Continuing Operations
	Operating Income	Net Earnings(a)	Diluted EPS

GAAP Measures	$332.4	$148.7	$0.50
% of Revenue	16%

Impairment and restructuring	109.1	68.2	0.24

Investment loss	—	14.4	0.05

Debt refinancing charges	1.8	3.0	0.01

Certain discrete tax items (benefits)	—	(17.1)	(0.06)

Total non-GAAP adjustments	110.9	68.5	0.24
Adjusted Measures	$443.3	$217.2	$0.74
% of Revenue	22%

(a)	Adjustments tax effected at 38%

Adjusted operating income and adjusted earnings per share from continuing operations are non-GAAP financial measures. We believe that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating our operating performance. Non-GAAP information is used to evaluate business performance and management’s effectiveness. These measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP measures may not be calculated in the same manner by all companies and therefore may not be comparable.

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